Exhibit 10.24

Digital Distribution Agreement

This Agreement made this 1 day of October, 2005 describes the legal relationship between Fullfill aka Artful Records (Hereinafter referred to as “Label”) and Rio Bravo Entertainment, LLC. d/b/a Psychobaby (collectively with our licensees and assignees referred to in this Agreement as “Psychobaby.”)

1.	Definitions.

The following terms shall have the following meanings for purposes of this Agreement:

a.	“Digital Master” or “Digital Masters” means copies of Label’s sound recordings and underlying musical compositions that Label owns, controls, or has the appropriate rights to distribute in a digital form, which Psychobaby may sell or authorize Digital Store(s) to sell via Electronic Transmission, including but not limited to, permanent digital download, streams, “conditional download,” burns, ring tones, real tones, or other digital form as individual tracks or as a whole album, and artwork pursuant to the terms and conditions of this Agreement.

Any sound recordings and the underlying musical compositions that are provided by or on behalf of Label to Psychobaby must be owned or controlled by Label and/or have been cleared by Label. Any sound recording provided by Label to Psychobaby shall be deemed subject to this agreement.

b.	“Digital Store” means any third party, including but not limited to iTunes, Sony Connect, Napster, Real Networks, Hear Music, E-Music, MusicMatch, that Psychobaby in its sole discretion may authorize to carry out the marketing, distribution and sale or other use of the Digital Masters pursuant to the terms of this Agreement.

c.	“The Effective Date of this Agreement” shall mean either the date of this agreement or the day that the first Digital Masters are received by Psychobaby from The Label, which ever is the later.

d.	“Term” means the period beginning on the Effective Date of this Agreement and ending one year after the Effective Date.

e.	“Territory” means the Universe.

f.	“Artwork” means album cover artwork and any other artwork relating to Label Digital Master(s) that Label provides to Psychobaby. Any artwork that is provided by or on behalf of Label to Psychobaby before or during the Term will be deemed to have been cleared by Label unless Label promptly notifies Psychobaby in writing to the contrary.

g.	“Metadata” means the following categories of information in respect to each Digital Master: track title; album title; artist name; genre; copyright information; label name; ISRC and UPC identifiers; “Explicit Lyrics,” identification; biographical information; sales information- including pricing, date of first release; territories available for release; Songwriter and Publisher information.

h.	“Electronic Transmission” - means any transmission, whether sound alone, sound coupled with an image, or sound coupled with data, in any form, analog or digital, now known or later developed (including, but not limited to, “cybercasts,” “webcasts,” “streaming audio,” “streaming audio/video,” “digital downloads,” direct broadcast satellite, point-to-multipoint satellite, multipoint distribution service, point-to-point distribution service, cable system, telephone system, broadcast station, and any other forms of transmission now known or hereafter devised) whether or not such transmission is made on-demand or near on-demand, whether or not a direct or indirect charge is made to receive the transmission and whether or not such transmission results in a specifically identifiable reproduction by or for any transmission recipient.

2.	Rights

a.	Subject to the terms of this Agreement, Label hereby appoints Psychobaby as Label’s exclusive authorized representative for the sale and electronic transmission of its Digital Masters. Accordingly, Label hereby grants an exclusive right to Psychobaby, during the Term, to: (i) Reproduce and convert Label’s content delivered by Label into Digital Masters; (ii) Perform and make thirty (30) second clips of the Label’s content available by streaming (“Clips”) to promote the sale and distribution of applicable Digital Masters; (iii) Promote, sell, distribute, and electronically transmit and deliver Digital Masters, as individual tracks or entire albums, and associated Metadata to purchasers who may use such Digital Masters in accordance with usage rules similar to those set forth by the music services;

(iv) Display and electronically transmit and deliver Artwork for use solely in conjunction with the applicable purchased Digital Master(s); (v) Use Labels’ Content, Artwork and Metadata as may be reasonably necessary or desirable for Psychobaby to exercise Psychobaby rights under the terms of this Agreement; and (vi) authorize or appoint any Online Store(s) to perform the activities in (i)-(v) above.

b.	Psychobaby may use and authorize its Online Store(s) to use the names and likenesses of, and biographical material concerning and of the Labels artists, bands, producers and/or songwriters, as well as track and/or album name, and Artwork, in any marketing materials for the sale, promotion and advertising of the applicable Digital Master which is offered for sale or other use under the terms of this Agreement (e.g., an artist or band name and likeness may be used in an informational fashion, such as textual displays or other informational passages, to identify and represent authorship, production credits, and performances of the applicable artist or band in connection with the authorized exploitation of applicable Digital Masters). Psychobaby and any of its Online Store(s) shall have the unrestricted right to market, promote and advertise the Digital Masters available for purchase as it determines in its discretion.

Nothing herein shall obligate Psychobaby or any Online Store(s) to actually exercise any rights granted under this Agreement.

3.	LABEL’s Obligations.

Label shall obtain and pay for any necessary clearances and licenses in the Territory for all Label Content and Artwork. Specifically, Label shall be responsible for and timely pay (i) any royalties and other income due to artists, authors, co-authors, copyright owners, co-copyright owners, producers and other record royalty participants from sales or other uses of Digital Masters, (ii) all mechanical royalties payable to publishers and/or authors or co-authors of copyrighted musical compositions embodied in Digital Masters from sales or other uses of Digital Masters, (iii) all payments that may be required under collective bargaining agreements applicable to Label or third parties other than Psychobaby, and (iv) any other royalties, fees and/or sums payable with respect to the Label Content, Artwork, Metadata and other materials provided by Label to Psychobaby.

(v) Label agrees that it shall prominently promote no less than one (1) of Psychobaby’s Online Store(s) on Label’s own website and any artist’s website that the Label has provided Psychobaby music for, and shall provide a link to said Online Store(s). (Eg. featured on iTunes logo.)

4.	Payment.

Psychobaby shall pay Label [*] of the total revenues that Psychobaby receives from Online Store(s) for the sale or other use of Label’s Digital Masters. Psychobaby will compute amounts payable to the Label within [*] of the end of each [*] during the Term, and will provide a [*] statement to Label in accordance with Psychobaby’s standard business practices. Such payment shall constitute full consideration for all rights granted and obligations undertaken by Label hereunder.

5.	Ownership.

As between the Parties, all right, title and interest in and to (i) Label’s Sound Recordings and Artwork, (ii) the Digital Masters, (iii) the Clips, (iv) all copyrights and equivalent rights embodied therein, and (v) all materials furnished by Label, except as to any rights of Psychobaby (whether pre-existing or under this Agreement), shall remain the property of Label, it being understood that under no circumstances shall Psychobaby have any lesser rights than it would have as a member of the public.

6.	Indemnification and Limitation of Liability.

a.

Label will indemnify, defend and hold harmless, and upon Psychobaby’s request, defend, Psychobaby and its Online Store(s) and affiliates (and their respective directors, officers and employees) from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees and costs) arising out of a claim by a third party by reason of: (i) a breach of any warranty, representation, covenant or obligation by Label under this Agreement; or (ii) any claim that any Digital

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Master, sound recording or Label Content, Artwork, Metadata or any other materials provided or authorized by or on behalf of Label hereunder or Psychobaby’s or its Online Store(s) use thereof violates or infringes the rights of another party. Label will reimburse Psychobaby and its Online Store(s) and affiliates on demand for any actual payments made in resolution of any liability or claim that is subject to indemnification under this Section 6, provided that Psychobaby obtains Label’s written consent prior to making such payments, such consent not to be unreasonably withheld, delayed or conditioned Psychobaby shall promptly notify Label of any such claim. Label may assume control of the defense of such claim. Psychobaby shall have the right, to participate in the defense thereof under Label’s direction. Pending final determination of any claim involving such alleged breach or failure, Company may withhold sums due you hereunder in an amount reasonably related to the amount of such claim. If no action is filed within one (1) year following the date on which such claim was first received by Company, Company shall release all sums withheld in connection with such claim, unless Company, in its reasonable business judgment, believes an action will be filed thereafter. Notwithstanding the foregoing, if, after such release by Company of sums withheld in connection with a particular claim, such claim is reasserted, then Company’s rights under this paragraph will apply ab initio in full force and effect. You shall have the right to participate in the defense of any action instituted on a claim for which you are responsible to indemnify Company using counsel of your choice and at your expense; however, Company shall have the right at all times to maintain control of the conduct of the defense.

b.	Label represents and warrants that it has the full authority to act on behalf of any and all owners of any right, title and interest in and to the Label Sound Recordings and artwork; that it has full authority to enter into this Agreement and to fully perform its obligations hereunder and has obtained all necessary third-party consents, licenses and permissions necessary to enter into and fully perform its obligations herein; that it owns or controls the necessary rights in order to make the grant of rights, licenses and permissions herein, and that the exercise of such rights, licenses and permissions by the other party hereto shall not violate or infringe the rights of any third party; that it shall not act in any manner which conflicts or interferes with any existing commitment or obligation of such party, and that no agreement previously entered into by such party will interfere with such party’s performance of its obligations under this Agreement.

c.	The warranties and indemnifications herein shall survive the termination of this agreement.

7.	General Provisions.

a.	No Agency or Joint Venture. The parties agree and acknowledge that the relationship between the parties is that of independent contractors. This Agreement shall not be deemed to create a partnership or joint venture, and neither party is the other’s agent, partner, employee, or representative.

b.	Binding on Successors. This Agreement shall be binding on the assigns, heirs, executors, personal representatives, administrators, and successors (whether through merger, operation of law, or otherwise) of the parties.

d.	Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes: (i) on the delivery date if sent by electronic mail to the addresses provided to and by Label upon registration with the Psychobaby, or as property updated.

e.	This writing contains the entire understanding between the parties and supercedes any previous agreements between the parties. During the term of this Agreement, it is understood and agreed that there shall be no change or modification of this Agreement unless reduced to writing and signed by all parties hereto. This agreement shall be governed by the laws of the State of New York, and subject to the exclusive jurisdiction of the courts located in the State of New York.

f.	Cure. If either party hereto alleges that the other has breached this agreement, they must notify the other party in writing of such breach and then the other party shall have a period of thirty (30) days to cure such breach.

Accepted and Agreed to:

Rio Bravo Entertainment, LLC d/b/a Psychobaby

By:	/s/ RICHARD REES

By:	/s/ JOHN LENNARD
Label:	Fulfill aka Artful Records

Address _________________

City, State ____________

Zip ___________Web site URL _______________

e-mail _________________________

Fed ID/Social Security _______________

Phone ___________________ Fax ___________